Exhibit 99.1

IMPLANT SCIENCES ACQUIRES ACCUREL SYSTEMS INTERNATIONAL CORPORATION

WAKEFIELD, MA…March 10, 2005…Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) a developer and manufacturer of products for national security, medicine and industry, today announced the simultaneous execution of definitive agreements (the “Definitive Agreements”) and closing of the acquisition of Accurel Systems International Corporation (“Accurel”).  Accurel is located in Sunnyvale, California, just a short distance from our Core Systems subsidiary, which should provide Implant an opportunity to effectively integrate these two companies and improve operational efficiencies.

Accurel is a commercial laboratory specializing in Failure Analysis Microscopy, Transmission Electron Microscopy and Focused Ion Beam Circuit Repair Services.  Implant’s management believes that Accurel, with over ten years of service history, has established a reputation as one of the recognized service and technology leaders for companies lacking these in-house capabilities.  Accurel has demonstrated a commitment to new technology and applications by investing in the latest equipment and qualified personnel.  In its recent audited financial statements, Accurel reported approximately $8.1 million of revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $2,000,000.  Although EBITDA is not recognized as a financial measurement in accordance with generally accepted accounting principles, we believe EBITDA does provide a valuable indicator as to the ability for operations to generate internal cash.

The Company paid $11,300,000 to acquire 100% of the common stock of Accurel.  Consideration was a combination of $6 million in cash, $3.65 million of Implant common stock, and a short-term note in the amount of $1.65 million.  Transaction costs are currently estimated to be approximately $600,000.  Further details of the transaction can be obtained from the Definitive Agreements which will be available on the Company’s Current Report on Form 8-K expected to be filed no later than March 11, 2005.

Dr. Anthony J. Armini, PhD., CEO of Implant Sciences, commented, “Accurel is a leader in the field of semiconductor failure analysis, repair of nanometer dimension circuits and advanced Transmission Electron Microscopy analysis.  This highly skilled and efficient team of approximately 35 people is considered by many semiconductor industry professionals to be one of the most capable in the industry offering a fully integrated solution to its broad base of customers.  The Company, literally four blocks away from our Core Systems Division in Sunnyvale California, fits right into our Semiconductor Services business strategy, with many common customers and the ability to achieve numerous cost savings by consolidating several SG&A functions.  This acquisition should allow our Semiconductor division to grow stronger and more competitive while contributing positive cash flow to help fund our Explosives Detection products.”

Dr. Armini further commented, “In a recent conference call I stated that we expect to execute a definitive agreement with a strategic partner in the explosives detection segment of our business that would provide several benefits in terms of distribution, product development, and funding.  I would like to reaffirm my previous statements regarding this strategic partnership.”

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for the homeland security, semiconductor and medical device industries.  The Company has developed and commercialized portable and bench-top trace element detection devices to identify explosives.  In addition, the Company recently received an FDA 510k approval for its new radioactive source for the use in the treatment of breast cancer.  For further details on the Company and its products please visit the Company’s website at www.implantsciences.com.

Implant Sciences believes that this release contains forward-looking statements that are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission.

For further information contact:

Aurelius Consulting Group:

Dave Gentry 407/644-4256

dave@aurcg.com

www.runonideas.com

Implant Sciences Corporation:

David C. Volpe, 508/523-3141

dvolpe@implantsciences.com

www.implantsciences.com